Exhibit 99.1

SoundThinking, Inc. Reports Second Quarter 2024 Financial Results

Revenues Increased 22% to a Record $27.0 Million, Driven by New and Existing Customer Growth, and Contributions from CaseBuilder

Company Reaffirms FY 2024 Revenue Guidance Range of $104.0 Million to $106.0 Million, Representing 13% Year-Over-Year Growth at the Midpoint, and FY 2024 Adjusted EBITDA Margin Guidance Range of 18% to 20%

FREMONT, CA – August 6, 2024 – SoundThinking, Inc. (Nasdaq: SSTI), a leading public safety technology company, today reported financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial and Operational Highlights

•
Revenues increased 22% to $27.0 million, compared to $22.1 million for the same quarter of 2023.
•
Gross profit increased 27% to $16.1 million (60% of revenues), compared to $12.7 million (57% of revenues) for the same quarter of 2023.
•
GAAP net loss totaled $0.8 million, compared to GAAP net loss of $2.7 million for the same quarter of 2023.
•
Adjusted EBITDA1 increased over 110% to $5.1 million (19% of revenues), compared to $2.4 million (11% of revenues) for the same quarter of 2023.
•
ShotSpotter went “live” in three new cities and expanded with four current cities, two commercial customers and one university.
•
Increased revenue of approximately $0.5 million of Professional Services associated with CaseBuilder and NYPD Technologic projects due to an acceleration of work into the second quarter.
•
Repurchased 134,150 shares of common stock for approximately $2.0 million as part of a $25 million share repurchase program.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss).

Management Commentary

“Our business continued to display strong momentum and resilience in the second quarter as we see persistent traction across our SafetySmart™ Platform,” said President and CEO Ralph Clark. “In the second quarter, our revenues grew 22% and gross profit increased 27% year-over-year. Our SafetySmart Platform strategy is gaining traction, empowering our law enforcement partners to deliver measurable, efficient and equitable public safety outcomes in their communities. Our flagship ShotSpotter offering went ‘live’ in three new cities, and expanded in four current cities, two commercial customers and one university. In the past quarter, we also booked or went live with over ten new customers for our other SafetySmart™ Platform solutions. We continue to see robust cross-selling momentum, with Newport News adding our CrimeTracer and CaseBuilder solutions to complement their already implemented ShotSpotter and ResourceRouter solutions.

“Our strategic expansion of the SafetySmart platform, coupled with our robust go-to-market approach, underscores the strength of our offerings. This strategy, along with our world-class team and key partnerships, reinforces my confidence in our market position and growth potential. We remain focused on expanding our end-user buying center markets and diversifying our customer and product revenue base while judiciously managing costs. We believe we are well-positioned to capitalize on the substantial growth opportunity ahead.

“Additionally, on July 23, 2024 we announced a strategic partnership to create and launch a new end-to-end vehicle and License Plate Reader (LPR) public safety solution, ‘PlateRanger, Powered by Rekor.’ This collaboration brings together two industry leaders, combining SoundThinking's expertise in acoustic gunshot detection and investigative solutions with Rekor's best-in-class vehicle LPR solutions. PlateRanger is expected to be positioned as a part of the SafetySmart™ platform starting in September 2024, marking SoundThinking's expansion into the growing LPR market.”

Second Quarter 2024 Financial Results

Revenues for the second quarter of 2024 were $27.0 million, compared to $22.1 million for the same quarter of 2023. The increase in revenues was primarily due to new and expanding customer subscriptions, higher and earlier achievement of professional services revenues from our Technologic Solutions group (formerly LEEDS), and contributions from SafePointe, LLC (SafePointe), which was acquired in the third quarter of 2023.

Gross profit for the second quarter of 2024 was $16.1 million (60% of revenues), an improvement compared to $12.7 million (57% of revenues) for the same period in 2023.

Total operating expenses for the second quarter of 2024 were $16.1 million, compared to $15.0 million for the same period in 2023. Operating expenses increased primarily due to higher headcount and employee-related costs, including costs related to SafePointe, which was acquired after the second quarter of 2023. Operating expenses were affected in the second quarter of both years by a reduction of contingent consideration requirements, approximately $1.0 million in 2023 from earnout reductions related to the Forensic Logic acquisition and approximately $0.6 million in 2024 from earnout reductions related to the SafePointe acquisition.

Net loss for the second quarter of 2024 totaled $0.8 million or $(0.06) per basic and diluted share (based on 12.8 million basic and diluted weighted-average shares outstanding), compared to net loss of $2.7 million or $(0.22) per basic and diluted share (based on 12.2 million basic and diluted weighted-average shares outstanding), for the same period in 2023.

Adjusted EBITDA for the second quarter of 2024 totaled $5.1 million, compared to $2.4 million in the same period last year.

At quarter end, the company had $9.8 million in cash and cash equivalents, $35.7 million in accounts receivable and contract assets, net, $49.4 million in deferred revenue, $7.0 million in debt related to borrowings to partially fund the SafePointe acquisition in the third quarter of 2023, and approximately $18.0 million available on our credit facility.

Financial Outlook

The company reaffirmed its full-year 2024 revenue guidance range of $104.0 million to $106.0 million, representing 13% year-over-year growth at the midpoint. The company also expects Adjusted EBITDA margins of 18% to 20% for the full year 2024.

“While acknowledging the ongoing civic debate regarding the non-renewal of the ShotSpotter contract in Chicago, we remain confident in our ability to achieve both revenue growth and enhanced profitability in 2025 and beyond,” added Clark.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses, and acquisition-related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures” below.

Conference Call

SoundThinking will hold a conference call today August 6, 2024 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-8029

International dial-in: 1-201-689-8029

Conference ID: 13747815

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay via the investor relations section of the company’s website at www.soundthinking.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through August 20, 2024.

U.S. replay dial-in: 1-877-660-6853

International replay dial-in: 1-201-612-7415

Replay ID: 13747815

Non-GAAP Financial Measures

Adjusted net income (loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation, restructuring expense and loss from disposal of fixed assets.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, restructuring costs and losses on restructuring related fixed asset disposals, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes Adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to adjusted net loss, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
GAAP net loss	$(752)	$(2,697)	$(3,661)	$(4,487)
Less:
Acquisition-related expenses	—	175	—	175
Restructuring expense	346	—	346	—
Loss on disposal of fixed assets	5	—	5	—
Change in fair value of contingent consideration	(554)	(999)	(554)	(1,005)
Adjusted net loss	$(955)	$(3,521)	$(3,864)	$(5,317)
Adjusted net loss per share, basic and diluted	$(0.07)	$(0.28)	$(0.30)	$(0.43)
Weighted average shares used in computing net loss per share and adjusted net loss per share, basic and diluted	12,792,952	12,224,501	12,781,910	12,238,432

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
GAAP net loss	$(752)	$(2,697)	$(3,661)	$(4,487)
Less:
Interest (income) expense, net	61	(52)	183	(106)
Income taxes	234	344	348	344
Depreciation, amortization and impairment	2,624	3,147	5,413	5,651
Restructuring expense	346	—	346	—
Loss on disposal of fixed assets	5	—	5	—
Stock-based compensation expense	3,146	2,479	6,073	4,699
Change in fair value of contingent consideration	(554)	(999)	(554)	(1,005)
Acquisition-related expenses	—	175	—	175
Adjusted EBITDA	$5,110	$2,397	$8,153	$5,271

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s expectations for its estimated revenue and Adjusted EBITDA for 2024, its ability to achieve revenue growth and enhanced profitability in 2025 and beyond, its long-term financial targets, ability to drive profitable growth and build upon existing contracts and partnerships, including in the United States and internationally, operating momentum, financial visibility, sales pipeline, revenue growth, operating leverage and margin expansion. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the likelihood that the City of Chicago will not be using ShotSpotter following November 2024; the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI and data-driven solutions for law enforcement, civic leadership, and security professionals. We are trusted by more than 250 customers and approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. Our SafetySmart™ platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracer™, the leading law enforcement search engine; CaseBuilder™, a one-stop investigation management system; ResourceRouter™, software that directs patrol and community anti-violence resources to help maximize their impact; and SafePointe®, an AI-based weapons detection system. SoundThinking has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Matt Glover and Greg Bradbury

Gateway Group, Inc.

+1 (949) 574-3860

SSTI@gateway-grp.com

Ankit Hira and Sean Daly

Solebury Strategic Communications

+1 (203) 546-0444

ahira@soleburystrat.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$26,960	$22,075	$52,370	$42,695
Costs
Cost of revenues	10,781	9,413	21,052	18,656
Impairment of property and equipment	106	—	358	72
Total costs	10,887	9,413	21,410	18,728
Gross profit	16,073	12,662	30,960	23,967

Operating expenses
Sales and marketing	7,322	7,443	14,434	13,291
Research and development	3,468	3,057	7,028	5,710
General and administrative	5,880	5,513	12,710	10,129
Change in fair value of contingent consideration	(554)	(999)	(554)	(1,005)
Total operating expenses	16,116	15,014	33,618	28,125
Operating loss	(43)	(2,352)	(2,658)	(4,158)
Other income (expense), net
Interest income (expense), net	(61)	52	(183)	106
Other expense, net	(414)	(53)	(472)	(91)
Total other income (expense), net	(475)	(1)	(655)	15
Loss before income taxes	(518)	(2,353)	(3,313)	(4,143)
Provision for income taxes	234	344	348	344
Net loss	$(752)	$(2,697)	$(3,661)	$(4,487)
Net loss per share, basic and diluted	$(0.06)	$(0.22)	$(0.29)	$(0.37)
Weighted-average shares used in computing net loss per share, basic and diluted	12,792,952	12,224,501	12,781,910	12,238,432

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$9,790	$5,703
Accounts receivable and contract assets, net	35,705	30,700
Prepaid expenses and other current assets	3,541	3,902
Total current assets	49,036	40,305
Property and equipment, net	21,396	21,028
Operating lease right-of-use assets	2,297	2,315
Goodwill	34,213	34,213
Intangible assets, net	35,037	36,938
Other assets	3,902	3,909
Total assets	$145,881	$138,708
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,448	$3,031
Accrued expenses and other current liabilities	8,434	8,521
Line of credit	7,000	7,000
Deferred revenue, short-term	42,985	41,265
Total current liabilities	60,867	59,817
Deferred revenue, long-term	6,446	812
Deferred tax liability	1,333	1,226
Other liabilities	1,620	2,096
Total liabilities	70,266	63,951
Stockholders' equity
Common stock	64	64
Additional paid-in capital	174,662	170,139
Accumulated deficit	(98,779)	(95,118)
Accumulated other comprehensive loss	(332)	(328)
Total stockholders' equity	75,615	74,757
Total liabilities and stockholders' equity	$145,881	$138,708

SoundThinking Second Quarter 2024 Earnings Transcript

August 6, 2024 at 4:30 p.m. ET

Operator

Good afternoon, and welcome to SoundThinking's Second Quarter 2024 Conference Call. My name is Chemaly, and I will be your operator for today's call. Joining us are SoundThinking CEO, Ralph Clark; and CFO, Alan Stewart.

Please note that certain information discussed on the call today will include forward-looking statements about future events and SoundThinking's business strategy and future financial and operating performance. These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict and may cause the actual results to differ materially from those stated or implied by those statements. Certain of these risks and assumptions are discussed in SoundThinking's SEC filings.

These forward-looking statements reflect management's beliefs, estimates and predictions as of the date of this live broadcast, August 6, 2024, and SoundThinking undertakes no obligation to revise or update any forward-looking statements to reflect the events or circumstances after the date of this call.

Finally, I would like to remind everyone that this call will be recorded and made available for replay via a link available in the Investor Relations section of the company's website at ir.soundthinking.com.

Now I'd like to turn the call over to SoundThinking CEO, Ralph Clark. Sir.

Ralph A. Clark

President, CEO & Director

Good afternoon, and thank you for joining our second quarter 2024 earnings call. I'm pleased to report another strong quarter marked by several positive operational and financial achievements. Before I turn the call over to Alan for a detailed financial review, I'll provide my thoughts on our operating performance and offer additional context on the key market drivers that underpin our optimistic outlook for the growth opportunity ahead. The need for Public Safety solutions has never been more critical especially within the increasingly challenged law enforcement ecosystem. Public safety officials are expected to address high crime levels with diminishing personnel resources creating a structural public safety gap that only technology can fill.

We believe SoundThinking is uniquely positioned to bridge that gap with our integrated SafetySmart platform. We are a trusted partner to law enforcement agencies of all sizes, both domestically and internationally as they embark on digital transformation strategies rooted and data-driven policing. We think public sentiment has significantly shifted from the de-policing movement to the investing in policing movement and holding policing accountable to protect and serve efficiently, effectively and equitably. In fact, in a Gallup poll conducted just this year, American's confidence in police increased 8 percentage points over the past year to 51% the largest year-over-year change in public perceptions of the 17 major U.S. institutions measured by Gallup's annual update. What was very telling was a confidence increase among the persons of color subgroup whose confidence grew even faster, increasing 1,300 basis points from 2023 to 2024. This is a particularly significant counterbalance to the headline noise generated by some selected media outlets but is entirely consistent with what we're seeing on the ground in the markets we serve. We believe this demonstrates strong support for constitutional policing amongst residents in the most vulnerable communities that our agency partners are serving every single day.

Within this positive opportunity set with strong macro tailwinds, we've been able to successfully execute another strong quarter of performance that was overall in line with our expectations. In our core acoustic gunshot detection business, ShotSpotter was taken live in 3 new cities and expanded in 4 cities. Additionally, ShotSpotter was deployed outside of our traditional local law enforcement buying center with 2 new commercial customers and in 1 university as a part of their security framework.

The international ShotSpotter business is also quite promising with a soon to be awarded expansion in Uruguay and a rewin in Nelson Mandela Bay in South Africa. We still believe we can book and go live with ShotSpotter in Brazil later this year and are very encouraged with the recent elections and formation of the national unity government in South Africa. We believe this represents a significant path forward for opportunities beyond the current DA-led municipalities by directly engaging South African police or SAPS at the national level.

Domestically, we're on track to exceed 100 new ShotSpotter go-live miles this year with an outside shot of getting to the previously forecast of 120 miles. We continue to outperform on the retention front and believe we will see potential upside to our overall revenue forecast with better-than-forecasted retention rates for the full year, further contradicting the rhetoric being platform by a few news outlets.

ResourceRouter, our AI-based patrol management solution is also performing above expectations and gaining market acceptance for its capabilities that enhance community safety while protecting residents from over-policing. We currently have over 7 ResourceRouter implementations in the queue for Q3 go lives. We're also thrilled that ResourceRouter is making important inroads into community-based violence interruption organizations. These organizations such as the Ummah Futures International in Miami-Dade Florida are adopting our community-facing version of ResourceRouter as a part of their violence interruption efforts such as the Walking One stop. UFI President, Mr. Wayne Rollins has been a vocal advocate and innovative user of ResourceRouter to more proactively focus their limited resources using a proven data-driven approach. Mr. Rollins has been spreading the word, both nationally and internationally that community violence intervention work cannot simply be done to the highest caliber without applying innovative technology as a force multiplier.

CaseBuilder subscription base revenue grew approximately 700% for the second quarter year-over-year with the kickoff of the New York City Department of Corrections project, which is ahead of schedule. We will be recognizing another $1 million of maintenance ARR in early Q3 with the delivery of the first major application or use case at PRIA, the Prison Rate Elimination Act to be followed by 9 other divisions within the DOC. Some of the overarching goals of this significant initiative include improving efficiency and compliance in the case management process at DOC and increasing transparency and accountability by implementing a modern application that replaces disparate case management systems and manual paper-based documentation currently in use across DOC's organizational divisions. CaseBuilder was also successfully deployed at the California Department of Justice in Q2 for investigations of insurance fraud and has the potential to grow users by expanding to other divisions within Cal DOJ and utilizing CaseBuilder for new use cases. Finally, we expect to go live with Orleans Parish in September and have a healthy pipeline of new CaseBuilder opportunities for the remainder of 2024 and early 2025.

Although the SafePointe top of funnel pipeline remains strong and continues to grow, we're experiencing slower-than-expected sales, primarily being delayed as prospects weight for key new functionality that will be a part of a major September release. This major release includes a new 3D camera integration, enhanced machine learning object classification, a major upgrade to the user interface along with SOC 2 and HIPAA compliance, which are table stakes for larger hospital chain prospects. We believe these enhancements will significantly improve the overall customer experience and reduce customers' operational costs. It will also enable efficiencies in our processes within the alert review center or ARC, which is the SafePointe equivalent of the ShotSpotter incident review center, or IRC.

Unfortunately, unlocking much of the feature set was dependent upon a specific 3D camera whose availability, qualification and integration experienced a 4-plus month delay. During this period, we have taken the opportunity to retool our SafePointe sales leadership and further integrate SafePointe supply chain and customer success and support in the SoundThinking operations while we continue to build the SafePointe sales pipeline. So I wanted to take a brief moment to share with you how SoundThinking has been leveraging artificial intelligence and machine learning to drive innovation and enhance our services. For over a decade, our machine learning algorithms have been at the core of our ShotSpotter incident filtering process for acoustic gunshot detection technology. By regularly training our models with our diverse and extensive data sets we're improving the filtering capability of our gunshot detection system, which importantly allows us to significantly scale our customer and coverage area footprint while effectively managing the cost of our incident review center.

In addition, artificial intelligence and machine learning are core to our ResourceRouter solution, which is used to analyze patterns and trends in crime, providing valuable insights data-driven patrol strategies and community safety initiatives. Lastly, recent developments in cloud-based AI tools make it possible for our SafePointe team to train neural networks using large label data sets with detailed features from our SafePointe sensors, capturing the magnetic moment and the 3D camera tracking speed, direction and skeletal model in order to use these features in real time to classify weapons pinpoint to the individual carrying the weapon along with the weapon location. What is very exciting, and we know this from our over decade plus of work on from ShotSpotter is that the SafePointe system has the potential to continue to improve by incorporating new data and refining its models. We believe we're in the early second inning of what's possible with artificial intelligence and machine learning and harnessing it for the benefit of our customers and investors.

We recently announced a strategic partnership with Rekor, a leader in roadway intelligence technology and vehicle recognition solutions. This collaboration brings together 2 industry leaders combining SoundThinking's expertise in acoustic gunshot detection and investigative solutions with Rekor's best-in-class vehicle and LPR solutions. Our new product PlateRanger is now available for demonstration and quotation and is expected to be part of the SafetySmart platform starting in September 2024, marking our expansion into the growing LPR market. This market is estimated to be $3.2 billion globally, according to Emergen Research. We are highly encouraged with the initial response to our launch announcement and have already booked several discovery calls with accounts that literally stretch across the United States.

Our ShotSpotter service in Chicago ends in late September, with their formal contract termination in late November. And while there's still a significant civic debate between the Mayor and the City Council on extending the service beyond November 2024, we continue to focus on providing what we believe to be and data suggests is a lifesaving solution as we've done for the past 10-plus years.

Chicago's nonrenewal in Q4 2024 is already factored into our 2024 guidance, which is being maintained at $104 million to $106 million in revenue with 18% to 20% adjusted EBITDA margin. We are confident that we can achieve our 2024 guidance and believe we are well positioned to drive profitable growth in 2025 and beyond. Thank you for your attention. I'll now turn the call over to Alan for a detailed look at our financial performance.

Alan R. Stewart

CFO & Secretary

Thank you, Ralph. We're very pleased with our performance in the second quarter. As Ralph mentioned, our SafetySmart platform product strategy appears to be working well as we're seeing strong demand for our public safety solutions across the platform. Let me provide more details in the quarter, and then I will share some thoughts around the balance of the year.

Second quarter revenues were a record at $27 million and included the revenue associated with our CaseBuilder Department of Correction contract. The $27 million is a 22% increase over the $22.1 million in the second quarter of 2023. Revenue increased as sales of all of our SafetySmart platform solutions are growing.

Our diversification of revenues is also working. For example, our domestic ShotSpotter revenue was only 66% of revenue this quarter versus 70% in second quarter of 2023. Gross profit for the second quarter 2024 was $16.1 million or 60% of revenue versus $12.7 million or 57% of revenue for the prior year period.

We expect gross margins similar to Q2 for the remainder of the year, ending the year at or near the 60% that we have indicated last quarter.

Our adjusted EBITDA was up over 110% from the second quarter of last year to $5.1 million, up from $2.4 million. This is also significantly higher than the $3 million in the first quarter of this year. Our adjusted EBITDA increase was related to revenue growth in -- of all of our solutions as well as some expense reductions in various categories. As a reminder, adjusted EBITDA non-GAAP financial measure is calculated by taking our GAAP net income or loss and adjusting up interest income, income taxes, depreciation, amortization and impairment, stock-based compensation expenses, restructuring expenses and acquisition-related expenses, including adjustments to our contingent consideration obligations.

Turning to our expenses. Our operating expenses for the second quarter were $16.1 million or 60% of revenues versus $15 million or 68% of revenues in the second quarter of 2023.

Breaking down our expenses sales and marketing expense for the second quarter was $7.3 million or 27% of total revenue, down from $7.4 million or 34% of total revenue for the prior year period.

Our R&D expenses for the second quarter were $3.5 million or 13% of total revenue compared to $3.1 million or 14% of total revenue for the prior year period.

G&A expenses for the quarter were $5.9 million or 22% of total revenue, up from $5.5 million or 25% of total revenue for the prior year period. Offsetting our G&A expenses included the approximately $600,000 reduction in Q2 of this year related to the change in the fair value of the contingent consideration related to SafePointe earnout expectations. In Q2 last year, our G&A expenses were offset by approximately $1 million reduction related to change in fair value of the contingent consideration related to the Forensic Logic earnout expectations. We do expect our G&A expenses will continue to increase a bit in absolute dollars as our company grows.

Lastly, we had approximately $350,000 in related to restructuring efforts that took place that reduced some personnel and office lease costs. A portion of the restructuring expenses were related to severance paid to terminate employees that represented less than 5% of the workforce that we expect should save approximately $2 million annually. These costs were added back to the overall adjusted EBITDA amount for the quarter.

Our GAAP net loss was approximately $800,000 or $0.06 per basic and diluted share for the quarter based on 12.8 million basic and diluted weighted average shares outstanding. This compares to a net loss of $2.7 million or a loss of $0.22 per basic and diluted share based on 12.2 million basic and diluted weighted average shares outstanding for the prior year period. Our adjusted net loss for the second quarter was a loss of $955,000 or a loss of $0.07 per share based on 12.8 million basic and diluted weighted average shares outstanding. This compares to a loss of $3.5 million or a loss of $0.28 per share based on 12.2 million basic and diluted weighted average shares outstanding for the prior year period.

Adjusted net loss, a non-GAAP financial measure is calculated by taking our GAAP net income or loss and adding back acquisition-related expenses, including adjustments to our contingent consideration obligation and restructuring expenses.

Deferred revenue at the end of the quarter decreased to $49.4 million from $50.8 million at the end of the first quarter of 2024. This decrease was primarily related to the timing of renewals.

We ended the quarter with $9.8 million in cash and cash equivalents versus $8.5 million at the end of the first quarter 2024. The cash balance is higher than the end of the first quarter even after we repurchased 134,150 of our shares at an average price of $14.86 and for approximately $2 million. In fact, after the quarter closed, we repaid $3 million of our line of credit, and our current cash balance is still approximately $12 million. Currently after our recent repayment, we have only approximately $4 million in short and long-term debt outstanding and have approximately $21 million still available on our line of credit.

Turning to our full year 2024 outlook. We're maintaining our full year revenue guidance range at $104 million to $106 million, which means that the second half revenues are expected to be between $51.5 million and $53.5 million.

We are expecting that Q3 revenues will be sequentially down from Q2 related to an acceleration of professional services in Q2 and from Q3 related to our CaseBuilder and NYPD technologic projects. We then expect Q4 revenue to be sequentially higher from Q3 and including loss of $1.2 million from Chicago in Q4, which currently is expected to end on November 22, assuming no contract renewal. We are maintaining our adjusted EBITDA margin guidance at 18% to 20%.

Now back to Ralph for some final thoughts, and then we'll be happy to take your questions.

Ralph A. Clark

President, CEO & Director

Thanks, Alan. I would be remiss if I did not give a shout out to my colleagues for our sixth Great Places to Work designation. I'm incredibly grateful to everyone in the company that is doing work that matters in making a difference across the globe. We're now happy to take your questions.

Operator

[Operator Instructions] And our first question comes from the line of Richard Baldry with Roth Capital Partners.

Richard Kenneth Baldry

ROTH MKM Partners, LLC, Research Division

When you look at the range of go-lives between the $100 million to $120 million for the year, possibly, what really makes up the difference there? Is it the pace of deployments on deals that are already won? Or is it dependent on some early wins in the second half sort of turning live before the end of the year?

Ralph A. Clark

President, CEO & Director

Yes. Thanks for that question. Rich, this is Ralph. I think it's more the latter than the former. We have some really interesting deals in the pipeline. So it's just a question of how quickly we can convert the pipeline to a book deal and then give ourselves time to be able to get permissions and deploy sensors and effectively turn on a service, recognizing that December is a pretty tough month to take customer live -- to take customers live during the winter months and kind of during the holiday period. So that's what we're running up against.

Richard Kenneth Baldry

ROTH MKM Partners, LLC, Research Division

Okay. Then if we look specifically at the fourth quarter, you're facing or factoring in a drag of, I think you said about $2 million from Chicago, but you'd still be up sequentially. So if you netted that out, there's something like a $3 million sequential organic implied we've never really seen that in the past. That would be a pretty breakout incremental growth in a 90-day period for you. Could you kind of go through the components of that, so we can understand how that's happening? And then whether there are some onetime things in there or just feel like your capacity to grow is stepping up given the myriad of products you're now offering?

Alan R. Stewart

CFO & Secretary

Sure, this is Alan. I'll go ahead and answer that and then Ralph can add or correct as well. I think the big thing is we've said Q3 might be just a little lower than Q2 because of the acceleration that we had, the pull forward of some of the professional services from Q3 into Q2. And but still Q3 is going to be significant. So I don't think we're really going to need to get a $3 million growth from Q3 to Q4 to hit our guidance. But what we are going to get is related to miles that are going live as well as some additional things. We did Ralph mentioned in his script as well, we did give another million dollars raised with the Department of Corrections subscription so that's also going live as well as all the miles that are going live between now and then. And as also Ralph mentioned, across the board, every one of our solutions is improving. So that's really why we still feel comfortable about the guidance and believe that Q4 will be significant.

Richard Kenneth Baldry

ROTH MKM Partners, LLC, Research Division

And last for me, on the safety point side, you talked about a major upgrade getting ready for September and the availability of the cameras being an issue. Are those now flowing into inventory and you're pretty much ready. It's just the software sort of go-live date ahead of you? Or is there some concern still about getting those available for the September kind of call it launch of the newer upgraded service.

Ralph A. Clark

President, CEO & Director

Yes. So, this is Ralph again, Rich. I'll try to answer that question. I wouldn't say it's a concern. I think we have -- we've kind of exited the camera identification and qualification and some of the integration work. I think we're on track with the HIPAA and SOC 2 compliance. Our expectation is that we'll be deploying a couple of those 3D cameras in some customer environments this month prior to the September launch date. So we're feeling pretty confident in that September launch date and think that it's going to really be a super impactful delivery of new capability to the marketplace.

Alan R. Stewart

CFO & Secretary

This is Alan. One thing I would add to Ralph his comments and totally agree with everything he said. We're still going live with some lanes even now while we're waiting for this. The other thing is the pipeline for the SafePointe continues to grow. You may recall that after Q1, we said it was about $12 million. That pipeline is now north of $15 million. So we're still getting a lot of interest. It's our own things that were slowing things down a little bit to make sure we can add the new technology.

Operator

Our next question comes from the line of Mike Latimore with Northland Capital Markets.

Alex Latimore

Northland Capital Markets, Research Division

This is actually Alex Latimore on for Mike Latimore. First of all, congratulations on the great quarter. looks awesome here. I just got 2 questions for you. The first one being, what percent of new miles going forward do you expect to come from expansions.

Alan R. Stewart

CFO & Secretary

Yes, sure. So every year, what we normally see is new customers and expansions and it shifts between about 40% to 60% back to 60% to 40%. So it's no different this year. We're probably going to see around half of them will be expansions and the other half would be new customers, pretty typical for us.

Alex Latimore

Northland Capital Markets, Research Division

Okay. Awesome. And then what percent of bookings in the quarter and also down in the pipeline are with Tier 4 to 5 cities?

Alan R. Stewart

CFO & Secretary

Yes. So, this is Alan again. We are seeing a significant increase in the interest in Tier 4, Tier 5, which is fantastic because that really does expand the TAM for us. I would say that there's probably about 60% to 70% of some of the miles that are going live that are related to Tier 4, Tier 5. That may go down a little bit because we know some expansions from some larger cities that are going to happen in the second half of the year. But it's still growing quite nicely, and we expect that to continue.

Operator

Our next question comes from the line of Max Michaelis with Lake Street Capital Markets.

Maxwell Scott Michaelis

Lake Street Capital Markets, LLC, Research Division

Just 2 for me. If we look at the city expansion in the quarter of 3, I mean, how does that line up with internal expectations maybe going into the quarter?

Ralph A. Clark

Yes, this is Ralph. I think it's pretty much in line with what we expected for the quarter. Actually, I think overall performance across the entire SafetySmart platform has been pretty consistent with what we expected going into the quarter, notwithstanding the kind of $500,000-plus pull forward on the professional services side with our project at DOC, which is running way ahead of schedule. We're really -- the team is doing an outstanding job in supporting that particular customer. So pretty much on par with what we expect.

Maxwell Scott Michaelis

Lake Street Capital Markets, LLC, Research Division

All right. And then last one for me. This partnership with the Rekor seems pretty interesting. I know it's still early innings here but have you guys given like a size of the revenue opportunity here maybe on an annual basis with this partnership.

Ralph A. Clark

President, CEO & Director

Yes. So, this is Ralph. I'll take a stab at answering the question, and Alan jump in and correct and add on as appropriate. I would say my answer to that is we're incredibly excited about the market opportunity. The TAM is very large. We obviously spend a lot of time with law enforcement agencies around acoustic gunshot detection. They always seek to kind of integrate acoustic gunshot detection with other technologies, including LPR. So for us to be able to do that effectively natively through this Rekor partnership is really, really quite exciting. I don't think I have to educate you all out there about the tremendous success that some LPR companies have had around kind of changing the model to a managed services recurring revenue model, which we've always been about as ShotSpotter at least with our core ShotSpotter solution. So the ability for us to kind of bring this solution on a managed services basis very cost effectively, nicely integrated with not only acoustic gunshot detection, but also some of our investigative solutions, we think, is going to create a compelling new proposition for customers out there, and we're thrilled with the inbound activity that we're seeing along those lines, both domestically, and I'll say I was on the phone this morning with our partner in South Africa, that's really exciting about what we're doing, which is a bit of a unanticipated surprise. I don't think we're thinking about rolling out to South Africa that quickly. But it was interesting enough for him to call me at 3:30 this morning for us to chat about it. We're incredibly excited about it. And hopefully, we'll be sharing some good news to come on that basis very soon.

Alan R. Stewart

CFO & Secretary

Yes, this is Alan. Just to answer the last part of the question, and I agree with everything Ralph said is we don't know exactly yet in terms of how much revenue. We know that there's a lot of interest. We know the market is quite large. And we're hoping that, that's going to be at least a pretty exciting amount of revenue for the next couple of years.

Operator

Our next question comes from the line of Louie DiPalma with William Blair.

Michael Louie D DiPalma

William Blair & Company L.L.C., Research Division

Ralph and Alan, good afternoon. You highlighted how ShotSpotter went live in 3 new cities, and I think there was 7 expansions that were referenced and you referenced the plan to add 100 miles this year. Given that traction from new and existing customers have sales cycles generally improved from earlier in the year? I know on the last earnings call, you commented that sales cycles were extended because of some of the noise and the different media articles, but has there been an improvement? And do you expect this recent momentum to carry over into 2025?

Ralph A. Clark

President, CEO & Director

Yes. So, this is Ralph. So, I would say our win rate is as expected. I mean, this is a marketplace that we essentially created and effectively kind of own and lead, if you will. So, we're not losing to anybody. So that's still very encouraging. Deal cycle times are elongating. We certainly have to spend more time with both existing customers that are looking at expansions plus new customers really helping them better articulate the value of this technology and how to use as a part of their kind of critical response and investigative capability with respect to gun crime. I continue to believe that we should expect that to continue, which is frankly one of the reasons we've taken our kind of expected mileage down from 120 square miles, which we had talked about earlier this year to be north of 100 because we are seeing some stretching out of the sales cycle. But we're still winning and not losing. So that's incredibly encouraging.

Michael Louie D DiPalma

William Blair & Company L.L.C., Research Division

Great. And as it relates to the Rekor PlateRanger partnership, you provided more color in your answer to the previous question. But how does your -- how is your solution going to stack up versus some of the existing solutions on the market. Is your solution going to be priced comparatively to some of the others? And are there any other differentiators that you're going to provide?

Ralph A. Clark

President, CEO & Director

So, this is Ralph again. I'll take a crack at answering that. I would say kind of feature function-wise, we expect to be best of breed just because we have additional assets, we can bring unique assets that we can bring to solving gun-related crime to the extent that it involves an automobile or a license plate that we're tracking. So that's going to be incredibly unique and highly differentiated. And then when you combine that with our investigative solutions both CrimeTracer as well as CaseBuilder that's also very compelling. So, once you get a hit how you're kind of correlating that specific data with other pieces of data to then open up a case or investigate a particular situation is going to be kind of information at your fingertips almost, right? So you don't have to go into separate systems and log on different systems. We're going to offer a much more kind of seamless experience in that regard. I would say, with respect to the pricing, we're going to price this on a very competitive basis. We're not going to price it at a premium nor do we feel like we have to price it at a significant discount. I think we're going to be competitive. And I think the other unique thing that we're bringing to the table here is the way we go about coaching customers up on customer success, how they develop kind of policies and practices to get the full utilization of the technology. We have a lot of experience along that -- along those lines and we have a lot of resources along those lines, too. And I think that's going to be incredibly differentiated as well. So that's one of the reasons we're pretty excited about this.

Michael Louie D DiPalma

William Blair & Company L.L.C., Research Division

Great. And the last one, what are the new features with the 3D cameras that are expected to be released in the third quarter for your SafePointe solution? And how are they an upgrade versus the existing cameras that are used?

Ralph A. Clark

President, CEO & Director

So, I'm going to describe it, and I'll probably quickly get out of my element here, and we have a lot of PhDs and scientists in this regard. But I think the way to think about it is the 3D camera is going to give us a much higher resolution view of both kind of speed and direction of the object moving through the magnetic field. We're going to actually be able to take snapshots of kind of skeletal movement. And so, one of the unique features we're bringing to the table is the location of the gun that the magnetic moment finds. And so being able to be able to kind of parse out individuals moving through the magnetic fields person by person or I would say not person because we don't know the specific identity of the person, but I'll say kind of skeleton by skeleton, the speed at which they're moving the direction at what they're moving their height, their gait all that stuff being combined with this other very interesting feature rich data that we are capturing and kind of running through these models is going to give us some very unique capabilities. And again, just to remind folks that our weapons detection technology is completely covert. So it's not like you're going through a metal detector, so to the friction point of having people stop through and even go through a fancy Evolve system, which is a very fancy one, but it's a metal detector it slows down the traffic with us, you're not even knowing that you're passing the metal detector because it's completely nocuous to the traffic. So that's pretty interesting and cool, we think. And it's going to be very differentiated. And super important to specific verticals like hospitals and gaming enterprises that don't want people to walk through metal detectors, even really fancy ones.

Operator

Our next question comes from the line of CJ Dipollino with Craig-Hallum Capital Group.

CJ DiPollino

Craig-Hallum Capital Group, Research Division

CJ Dipollino on for Jeremy Hamblin. Just had 2 questions. I'm going to break the first one in one different parts. So congrats on seeing some good gross margin expansion. Just wanted to see if there's anything that you'd really call out that led to that expansion? And then Second part of the question is, I know you mentioned there's going to be kind of a sequential dip in Q3 for revenues and then a rebound in Q4. Are you expecting gross margins to kind of track in line with sales? Or would you more likely see continued gross margin expansion?

Alan R. Stewart

CFO & Secretary

Yes. This is Alan. Great question. I appreciate that. I think the most important thing to see is like Q2 of last year, our gross margins were about a little over 57%. And now around 60%. Some of that is, of course, related to some of the professional services being pulled into Q2 from Q3, but not that significant. So it's not going to change a lot. You may see gross margin go down just slightly in Q3, but then back up again in Q4. And we still think we're going to hit the 60% or 60%-plus for the entire year.

CJ DiPollino

Craig-Hallum Capital Group, Research Division

Okay. Awesome. That's great to hear. And then second and last question before I hop back into the queue. I know you've talked about a New York City contract that you guys are currently working on. Is there anything you can share in terms of timeline for when you expect that to be finished? And I guess the second part of that question is, are you still expecting somewhere around 90 miles of coverage for that contract?

Ralph A. Clark

President, CEO & Director

Yes. So, this is Ralph. I would say that, first of all, ShotSpotter is a critical tool in the NYPD toolbox to better respond to an investigate gun crime and we've already put forward a renewal proposal to NYPD. They've been a customer for a very long time. Our expectation is that we're going to continue the service as currently configured over 90 square miles at roughly the same price, maybe with a slight cola bump on the upside. But we expect that deal to be fully transacted before the term ends later in Q4.

Operator

Thank you. At this time, this concludes our question-and-answer session. If your question was not taken, you may contact SoundThinking's Investor Relations team by e-mailing ssti@gateway-grp.com. I'd now like to turn the call back over to Mr. Clark for his closing remarks.

Ralph A. Clark

President, CEO & Director

Great. I just want to thank everyone for dialing in. We know it's a really busy day across both the financial world as well as the political world. So, we'll let everybody get back to it and looking forward to our one-on-one calls in just a bit. Thanks, everyone, and have a nice evening. Bye-bye.

Operator

Thank you for joining us today for today's call. You may now disconnect.